EXHIBIT 11.3 Computation of per share earnings

CLIP 'N PIERCE FASHIONS, INC.
Weighted Average Shares Outstanding
April 30, 2000

Net Loss Per Share     $ (1,901 / 8,400,000 = $  (.0023)